April 14, 2023

Mary Kay Fenton

Re: Retention Agreement

Dear Mary Kay:

Talaris Therapeutics, Inc. (the “Company”) greatly appreciates your many contributions especially during these challenging times for the Company. In order to encourage your continued commitment, the Company is offering you the opportunity to receive a retention bonus and change in control benefits as specified below and in the Company’s Amended and Restated Executive Severance and Change in Control Plan (the “CIC Plan”), subject to this “Agreement:”

1.
Retention Bonus. If (a) a Strategic Transaction (as defined below) closes; and (b) you remain actively employed with the Company through (and you do not provide any notice of your resignation prior to) the closing date of the Strategic Transaction (such closing date, the “Retention Date”):
a.
Your employment with the Company will automatically terminate on the Retention Date, and such termination shall be considered without “Cause” for the purposes of the CIC Plan;
b.
The Company shall pay you a “Retention Bonus” in the amount of six (6) months of your base salary rate as in effect on of the Retention Date, subject to applicable taxes and withholdings. The Company shall pay any earned Retention Bonus in a lump sum within 30 days following the Retention Date; and
c.
The Company shall pay you, or cause to be paid to you, the “Severance Benefits Within the Change in Control Period” described in Section 4 of the CIC Plan, subject in all respects to the terms and conditions of the CIC Plan.
2.
Strategic Transaction. A “Strategic Transaction” means any transaction that would constitute a “Change in Control” as defined in the Company’s Second Amended and Restated 2018 Equity Incentive Plan, which for the avoidance of doubt, shall include a Reverse Merger (as defined herein), provided that in the event of a complete dissolution or liquidation of the Company, the Retention Date shall be the date that is 60 days following written instruction by the Company’s Board of Directors to management to plan for and effectuate such dissolution or liquidation. A “Reverse Merger” means any transaction or series of transactions in which the Company consummates a business combination with a privately-held entity, as a result of which the Company remains a publicly traded entity and the equity holders of the privately-held entity own a majority of the outstanding equity of such public entity.
3.
Preservation of At-Will Employment. Nothing in this letter changes the at-will nature of your employment with the Company. Either you or the Company may terminate your employment at any time.

4.
Integration. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any prior or contemporaneous communications, understandings or agreements with respect to the Retention Bonus. To avoid doubt, nothing herein affects any of your restrictive covenants or other ongoing obligations to the Company, each of which remain in full effect. Your eligibility for the Retention Bonus serves as additional consideration for such obligations. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company (including any the Company employee, officer, or other agent) except as are expressly set forth herein.
5.
Deadline for Return. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement (DocuSign is acceptable) so that it is received by me no later than 7 days after the date of this Agreement.
6.
Governing Law; Jurisdiction; Amendment and Waiver. This letter shall be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction and venue of the federal and state courts located in Massachusetts in connection with any dispute relating to this letter and waive any right to a jury in connection with any such dispute. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairperson of the Compensation Committee of the Board of Directors.
7.
409A. It is intended that the compensation provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes.
8.
Miscellaneous. The Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. You may not assign this Agreement.

The Company hopes that this letter encourages your continued effective commitment to the Company.

Sincerely,

/s/ Geoff MacKay

Geoff MacKay

Chairperson of the Compensation Committee of the Board of Directors

Accepted and Agreed:

/s/ Mary Kay Fenton____________

Mary Kay Fenton April 14, 2023